Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

ASSET PURCHASE AGREEMENT
by and between
HOWMEDICA OSTEONICS CORP.
and
CONFORMIS, INC.
September 30, 2019

-i-

3.1.	Organization and Good Standing	15
3.2.	Authorization and Enforceability; No Conflict	15
3.3.	Authorization of Governmental Bodies	16
3.4.	No Broker’s Fees	16
ARTICLE 4 COVENANTS AND AGREEMENTS		16
4.1.	Further Assurances; Subsequent Delivery by Parties	16
4.2.	Public Announcements	16
4.3.	Confidentiality	16
4.4.	Transfer of Purchased Assets	19
ARTICLE 5 SURVIVAL; INDEMNIFICATION		19
5.1.	Survival of Representations, Warranties, Covenants and Agreements	19
5.2.	Seller Indemnification	19
5.3.	Buyer Indemnification	20
5.4.	Limitations on Amount	20
5.5.	Indemnification Process	21
5.6.	Other Claims	22
5.7.	Remedies Exclusive	22
5.8.	Limitation of Liability	23
ARTICLE 6 DEFINITIONS		23
ARTICLE 7 GENERAL		31
7.1.	Counterparts and Electronic Transmission	31
7.2.	Governing Law	31
7.3.	Jurisdiction	31
7.4.	Entire Agreement and Third-Party Beneficiaries	31
7.5.	Expenses	32
7.6.	Rules of Construction	32
7.7.	Severability	32
7.8.	Notices	32
7.9.	Assignment and Change of Control	33
7.10.	Amendments and Waivers	34
7.11.	Transfer Taxes; Tax Cooperation	34
7.12.	Interpretation	34
7.13.	Negotiation in Event of Dispute	34

-ii-

7.14.	Relationship	35

-iii-

Schedules: Schedule 1.1 Disclosure Schedules Exhibits: Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H

Software Code and Manufacturing Documents
Seller Disclosure Schedules

License Agreement
Development Agreement
Distribution Agreement
Quality Agreement
Consent and Non-Disturbance Agreement
Bill of Sale
Know-How and Copyright Assignment
Wire Instructions

-iv-

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ASSET PURCHASE AGREEMENT
PREAMBLE
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 30, 2019, is made by and between Howmedica Osteonics Corp., a New Jersey corporation (“Buyer”), and Conformis, Inc., a Delaware corporation (“Seller”). Buyer and Seller may each individually be referred to as a “Party” and together the “Parties”.
RECITALS
A.    Buyer and its Affiliates have developed and commercialized an Off-The-Shelf Knee Implant offered under the trademark Triathlon (such Off-The-Shelf Knee Implant of Buyer, together with any other Stryker Off-The-Shelf Knee Implant, “Triathlon”).
B.    Seller currently offers Patient-Specific Instrumentation for use with its Patient-Specific Implants, including partial and total knee and hip arthroplasty systems.
C.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, an interest in certain Seller assets relating to Patient-Specific Instrumentation, on the terms set forth in this Agreement (the “Asset Purchase”).
D.    On the Closing Date, Buyer (or an Affiliate of Buyer) and Seller will enter into (a) a license agreement in the form of Exhibit A (the “License Agreement”), (b) a development agreement in the form of Exhibit B (the “Development Agreement”), (c) a distribution agreement in the form of Exhibit C (the “Distribution Agreement”), and (d) a quality agreement in the form of Exhibit D (the “Quality Agreement”).
ACCORDINGLY, the Parties agree as follows:
ARTICLE 1
PRINCIPAL TRANSACTIONS
1.1.    Sale and Purchase of Assets. On the Closing Date, and subject to the terms and restrictions of this Agreement, Seller hereby sells, assigns, conveys, transfers and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, (i) the entire right, title and interest in and to a single electronic copy of the Software Code and of the Manufacturing Documents, as defined in Schedule 1.1, provided that, such right, title and interest is limited to the electronic copy itself and such copy itself does not include any Intellectual Property rights or give rise to any rights under any Intellectual Property rights whatsoever and as such, such copy itself, cannot establish patent exhaustion as to any Patents, including any Patents that might relate to the Software Code or the Manufacturing Documents, (ii) an undivided one-half ownership interest in and to all Copyrights in the Software Code and in the Manufacturing Documents, and (iii) an undivided one-half ownership interest in and to all Know-How embodied in, underlying or otherwise contained in the Software Code and in the Manufacturing Documents, as can be gleaned from a review of such Software Code and Manufacturing Documents without Seller’s assistance, provided that, for

ActiveUS 176249971v.1

the avoidance of doubt, such Know-How does not include any Patents, including any Patents that might relate to the Software Code or the Manufacturing Documents (the interests in clauses (ii) and (iii) above being the “Transferred IP”), such Transferred IP to be held jointly with an undivided one-half interest retained by Seller, the one-half interests held by the Parties being subject to Section 1.1 (collectively, clauses (i) – (iii) constitute the “Purchased Assets”). For clarity, (a) other than delivery of a single electronic copy of the Software Code and of the Manufacturing Documents, Seller shall have no obligation under this Agreement to deliver to Buyer any other tangible assets or any Intellectual Property and (b) no Patents or rights therein are sold, assigned, conveyed, transferred or delivered hereunder. Buyer and its Affiliates and any permitted assignees under Section 7.9 will not sell, license, distribute or otherwise transfer or make available the Purchased Assets to any Third Party except pursuant to Section 1.1, Section 7.9, or to the extent expressly set forth in Section 2.3.4 of the Distribution Agreement.
1.2.    Terms of Usage for Purchased Assets. Buyer, its Affiliates and any permitted assignees under Section 1.1 or Section 7.9, may only use the Purchased Assets for the Permitted Use. Seller, its Affiliates and any assignees under Section 1.1 or Section 7.9 shall not use the Purchased Assets in the Buyer Field except as authorized by Buyer, its Affiliates or assignees under Section 7.9.
1.3.    License Back to Seller; License to Buyer.
(a)    Buyer hereby grants to Seller an exclusive (even as to Buyer), perpetual, irrevocable, worldwide, royalty-free, paid-up, sublicensable, transferable license, solely under Buyer’s rights in the Transferred IP, to use, copy, distribute copies of, perform, prepare derivative works from, display and otherwise fully exploit the Transferred IP and any derivative works thereof in all fields other than the Buyer Field. Buyer agrees to assist Seller, or its designee, [**], to the extent reasonably necessary in connection with securing, applying for, registering and perfecting Seller’s rights and Buyer’s rights under this Section 1.3.
(b)    Seller hereby grants to Buyer an exclusive (even as to Seller), perpetual, irrevocable, worldwide, royalty-free, paid-up, sublicensable (solely to the extent Buyer is permitted to sublicense its rights in the Licensed IP pursuant to Section 1.1(b) hereunder and Section 2.2 of the License Agreement, subject to all requirements set forth therein), transferable (solely as part of a permitted assignment of this Agreement under Section 7.9) license, solely under Seller’s rights in the Transferred IP, to use, copy, distribute copies of, perform, prepare derivative works from, display and otherwise fully exploit the Transferred IP and any derivative works thereof, solely in the Buyer Field.
(c)    The foregoing licenses and any sublicenses shall terminate in the event of (i) termination of the Development Agreement together with Stryker’s election to forfeit the licenses granted to it under the License Agreement under Section 5.2 of the License Agreement or (ii) any termination of the License Agreement. The exclusivity of the license granted by Seller under this Section 1.3(c) shall be subject to the following: [**].
(d)    [**].

1.4.    Non-Assumption of Any Liabilities. It is understood and agreed by the Parties hereto that Buyer is purchasing its interest in Purchased Assets exclusive of any and all debts, Liabilities, obligations, and Contracts of Seller, and that Seller shall remain responsible for the payment and performance of and shall pay and perform all debts, Liabilities, obligations, and Contracts of Seller to the extent they arise out of the conduct of Seller’s business (the “Seller Obligations”), even if such Seller Obligations are first manifested after the Closing Date, and regardless of whether they are known or unknown, accrued, absolute, contingent or otherwise, including, but not limited to, claims of creditors, and any and all Tax obligations imposed by any taxing authority, product liability claims, claims arising out of or relating to actual or alleged misappropriation, infringement, dilution or other violation of a Third Party’s Intellectual Property, claims arising out of the termination of existing supplier or manufacturing agreements, claims attributable to any employees or non-employee service providers of Seller, or any other Liability to which Seller is subject; provided that, for the avoidance of doubt, in no instance shall Seller be liable for debts, Liabilities, obligations, and Contracts of Buyer related to the Purchased Assets to the extent they arise out of Buyer’s conduct of its business related to the Purchased Assets (“Buyer Obligations”).
1.5.    Purchase Price and Payment. As consideration for the sale and transfer of the Purchased Assets to Buyer and Seller’s other covenants in this Agreement, Buyer will pay Seller a purchase price of $14,000,000 (the “Purchase Price”) at the Closing, in immediately available funds by wire transfer in accordance with the Wire Instructions.
1.6.    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at 12:00 a.m. Kalamazoo, Michigan time as of the date hereof (the “Closing Date”).
1.7.    Closing Deliveries - Buyer. As of the Closing Date, Buyer has executed and/or delivered, or caused to be executed and/or delivered, to Seller:
(a)    Purchase Price. The Purchase Price by wire transfer in accordance with the Wire Instructions;
(b)    Bill of Sale. The Bill of Sale.
(c)    Know-How and Copyright Assignment. The Know-How and Copyright Assignment;
(d)    Distribution Agreement. The Distribution Agreement;
(e)    Development Agreement. The Development Agreement;
(f)    License Agreement. The License Agreement; and
(g)    Quality Agreement. The Quality Agreement
1.8.    Closing Deliveries – Seller. As of the Closing Date, Seller has executed and/or delivered, or caused to be executed and/or delivered, to Buyer:

(a)    Bill of Sale. The Bill of Sale.
(b)    Know-How and Copyright Assignment. The Know-How and Copyright Assignment;
(c)    Distribution Agreement. The Distribution Agreement;
(d)    Development Agreement. The Development Agreement;
(e)    License Agreement. The License Agreement;
(f)    Quality Agreement. The Quality Agreement;
(g)    Consent and Non-Disturbance Agreement. The Consent and Non-Disturbance Agreement;
(h)    Secretary Certificate. A certificate executed by the Secretary of Seller, certifying as to (i) the board of director resolutions of Seller authorizing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; and (ii) the incumbency of each of the Persons executing this Agreement or any of the agreements, certificates or instruments contemplated hereby on behalf of Seller;
(i)    Good Standing Certificate. A good standing certificate with respect to Seller, issued by the applicable Governmental Body, dated within ten days of the date hereof;
(j)    IRS Form W-9. A W-9 with respect to Seller.
1.9.    Delivery of Purchased Assets. Within three (3) Business Days of Seller’s receipt of the Purchase Price, Seller shall electronically deliver the Software Code and Manufacturing Documents to Buyer.
1.10.    Joint Intellectual Property Rights. With respect to the Purchased Assets, the following rights and obligations shall apply:
(a)    Duty of Accounting. No duty of accounting shall apply with respect to the Transferred IP except as set forth in this Agreement and except for payments due to Seller from Buyer to the extent specifically set forth in the Development Agreement, the License Agreement or the Distribution Agreement.
(b)    Assignment, Licenses and Releases of Interests in Purchased Assets. Seller shall not be restricted from, and shall be able to freely assign (in whole or in part) or license or grant releases under (exclusively or non-exclusively, retroactively or prospectively), its interest in the Transferred IP without consent of or notice to Buyer, to any other Person; in any case, subject to Seller’s obligations under Section 4.1 of the Development Agreement. Buyer may not assign (in whole or in part) or license or grant releases under (exclusively or non-exclusively, retroactively or prospectively), its interest in the Purchased Assets to any Person without the prior written consent of Seller (which may be provided or withheld in Seller’s sole discretion); except that, Buyer shall be able to freely assign (in whole or in part) or license or grant releases under (exclusively or non-exclusively, retroactively or prospectively), its interest in the Purchased Assets to an Affiliate of Buyer without the consent of or notice to Seller, and Buyer may assign all of Buyer’s interest in the Transferred IP to a Person as part of a permitted assignment of this Agreement (as specified in Section 7.9 below). Any assignment or grant of license or release by Buyer with respect to Buyer’s interest in any of the Purchased Assets to any Person shall be made expressly subject to, and Buyer shall require such Person to expressly assume, all applicable obligations and restrictions hereunder (including as set forth in Sections 1.2 and 1.3 hereunder) and in the License Agreement (including the reassignment obligations under Section 5.2 of the License Agreement). Any such licenses or releases granted by Buyer shall automatically terminate in the event of any reassignment of the Purchased Assets under Section 5.2 of the License Agreement.
(c)    Infringement. [**] shall have the first right, but not the obligation, to determine and effect any actions with regard to any apparent, threatened or actual infringement by any Third Party of the any Transferred IP, including the initiating of any Action [**] provided that, if [**] decides that it will not initiate an Action against, or commence settlement negotiations with such Third Party with respect to apparent, threatened or actual infringement in the [**], it shall promptly notify [**] and share relevant information on the infringement with [**]. Thereafter, [**] may initiate an Action against or initiate settlement discussions with such Third Party [**] shall make its decision in this respect in a timely manner so as not to jeopardize any right of assertion against such Third Party. The non-asserting Party shall provide all reasonably necessary information and assistance, including by appearing as a plaintiff in an applicable Action to the extent required by law to attain or preserve standing. [**].
(d)    Prosecution and Maintenance. [**] has the sole right and option, without the obligation, to prosecute and maintain any Intellectual Property registrations worldwide in respect of the Transferred IP, and [**] shall provide all reasonably necessary cooperation and assistance in connection therewith.
1.11.    Allocation of Purchase Price. The purchase price (for Tax purposes) among the Purchased Assets will be allocated in accordance with applicable Legal Requirements, including, to the extent applicable, Section 1060 of the Code and U.S. Department of Treasury regulations thereunder. Within [**] after the Closing Date, Buyer shall deliver a proposed allocation of the purchase price to Seller. Within [**] after the delivery of the proposed allocation to Seller by Buyer, Seller shall be permitted to review and comment on such allocation, and Buyer and Seller shall use good faith efforts to resolve any dispute regarding the preparation of the allocation. Seller and Buyer shall report, act, and file Tax Returns in all respects and for all purposes consistent with the final allocation agreed by Buyer and Seller. Seller shall timely and properly, execute, file, and deliver all such documents, forms, and other information as Buyer may reasonably request in preparing such allocation. Neither Seller nor Buyer shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the final allocation agreed by Buyer and Seller unless required to do so by applicable law.

1.12.    Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement and any Ancillary Agreements such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement and any Ancillary Agreements as having been paid to the Person to whom such amounts would otherwise have been paid. Any amounts that have been deducted or withheld shall be timely paid over by Buyer to the applicable Governmental Body.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
As of the Closing Date, Seller represents and warrants to Buyer as follows:
2.1.    Disclosure Schedule. Seller has delivered to Buyer and its counsel individually numbered schedules (collectively, the “Disclosure Schedule”). Each individual schedule in the Disclosure Schedule contains exceptions to the specifically identified section and subsection contained in this Article. Each section of the Disclosure Schedule will be deemed to incorporate by reference information disclosed in any other section of the Disclosure Schedule only to the extent that the relevance of such disclosure to any such other section is reasonably apparent on its face from the terms of such disclosure. No information set forth on any section of the Disclosure Schedule shall be deemed to broaden in any way the scope of the Seller’s representations and warranties under this Agreement. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty unless the Disclosure Schedule describes the relevant facts in reasonable detail. The mere listing (or inclusion of a copy) of a document or other item on the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the specific representation or warranty that it is intended to qualify is referenced with regard to it.
2.2.    Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Seller has full power and authority to own, use and sell the Purchased Assets.
2.3.    Valid and Binding. Seller has full power and authority to enter into and perform this Agreement, and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon and enforceable against Seller in accordance with its terms. The execution, performance, and delivery of each of this Agreement has been duly authorized, approved, and adopted by unanimous written consent or by vote of all of the members of the board of directors of Seller.
2.4.    Title. Seller solely owns the entire right, title and interest in and to, and has the full right to enjoy and exploit for its benefit, free and clear of any licenses, Liens or similar restrictions of any kind or nature whatsoever, the Purchased Assets. Legal and beneficial title in all Purchased Assets is in the name of Seller.
2.5.    Authorization of Governmental Bodies. No action by Seller (including any authorization, consent or approval), or by Seller in respect of, or filing by Seller with, any Governmental Body is required by Seller for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Seller of this Agreement or (b) the consummation of this Agreement by Seller.
2.6.    Liabilities and Obligations. There are no Liabilities of Seller and there is no other information on Seller’s audited or unaudited consolidated balance sheets or related statements of income and cash flow or auditor reports which could prevent or limit Seller from fulfilling its obligations under this Agreement.
2.7.    Debt Guarantees. Seller does not have any debt secured by the Purchased Assets and Seller does not have any Liability created by a guarantee with respect to Purchased Assets.
2.8.    No Conflict. The execution, delivery and performance of this Agreement, or of any of the Ancillary Agreements, will not directly or indirectly (with or without notice or lapse of time): (a) contravene the Articles of Incorporation, Bylaws or similar organizational document of Seller; (b) violate any Legal Requirement or Order applicable to Seller or the Purchased Assets or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization applicable to Seller or the Purchased Assets; (c) result in any Lien being created or imposed upon or with respect to any of the Purchased Assets; (d) result in the imposition of any Tax on Buyer or the Purchased Assets; (e) result in a breach or violation of, default under, or will cause the modification, cancellation, termination, suspension of, or acceleration of any payments under any Contract to which Seller is a party; or (f) will cause or give rise to the forfeiture, termination, or limitation of any Transferred IP. All consents, approvals or authorizations of or declarations, filings or registrations with any Person required to be obtained by Seller in connection with the execution, delivery of performance of this Agreement or the consummation of the transactions contemplated by this Agreement are set forth in Schedule 2.8 and will be obtained or made, as applicable, by Seller prior to the Closing.
2.9.    No Material Adverse Change; Absence of Restricted Events. Since [**]: (a) Seller has conducted the operations and affairs of the business associated with the Purchased Assets only in the Ordinary Course; (b) there has not been any Material Adverse Change; and (c) no event has occurred or circumstance exists that may result in such a Material Adverse Change. Since [**], no Restricted Event has occurred with respect to the Purchased Assets.
2.10.    Litigation; Orders. There is no, and has not been, any Action pending or, to Seller’s Knowledge, threatened against Seller involving the Purchased Assets, or, to Seller’s Knowledge, any officer or director of Seller involving the Purchased Assets, and, to the Knowledge of Seller, there are no facts that may reasonably be expected to result in or form the basis for any such Action or other proceeding. There are no Orders against Seller with respect to the Purchased Assets.

2.11.    Compliance with Laws. Seller is, and at all times has been, in compliance with all Legal Requirements that are or were applicable to it in connection with the Purchased Assets, including the Software, Copyrights and Know-How therein, including research and development and other activities related thereto. Seller has not received any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirements in connection with the Purchased Assets. Seller has no Knowledge of any violations by suppliers, representatives, contractors or subcontractors of any Legal Requirements with respect to the Purchased Assets or Patient-Specific Instrumentation.
2.12.    Intellectual Property.
(a)    Identification. Schedule 1.1 sets forth an identification of the Purchased Assets.
(b)    Title. Seller solely owns the entire right, title and interest in and to, and has the full right to enjoy and exploit for its benefit, free and clear of any licenses, Liens or similar restrictions of any kind or nature whatsoever, the Transferred IP. Legal and beneficial title in all Transferred IP is in the name of Seller. All Transferred IP was conceived, reduced to practice and otherwise developed and generated by employees of Seller without input or assistance from any independent contractors, other than independent contractors who have assigned their entire right, title and interest in and to the Transferred IP to Seller. None of the Transferred IP is or has ever been jointly owned with any Person. No current or former Representative of Seller or its Affiliates or founder, stockholder, consultant, or independent contractor of Seller or its Affiliates has retained any rights, title, interests, or licenses in and to any Transferred IP, including the right to receive royalties or other compensation.
(c)    Licenses. There are no licenses or sublicenses (to or from Seller) with respect to the Transferred IP. There are no outstanding and no threatened disputes or disagreements with respect to any former license or sublicense of or to Transferred IP.
(d)    Ownership After Closing. Immediately following the Closing, and subject to the licenses granted to Seller by Buyer and to Buyer from Seller hereunder, Buyer will own an undivided one-half interest jointly with Seller in all right, title and interest in and to all Transferred IP, and Buyer will be permitted to exercise all of the rights of Seller relating to Transferred IP to the same extent Seller would have been able to had the Closing not occurred and without the payment of any additional amounts or consideration, subject only to the restrictions and licenses set forth in Section 1.1, Section 1.2, Section 1.3 and Section 1.1 of this Agreement.
(e)    No Limitations. Seller is not a party to any Contract, or subject to any other obligation, that grants any Third Party rights to or under any Transferred IP, or that restricts the use, transfer, delivery or licensing of Transferred IP.
(f)    Transfer and Maintenance. Seller has not permitted the Copyrights or, to Seller’s Knowledge, Know-How in Software Code to enter the public domain.

(g)    Assignments. Seller has secured from all of its former and current suppliers, manufacturers, consultants, employees and independent contractors who individually or jointly contributed to the conception, reduction to practice, creation or development of any Transferred IP unencumbered and unrestricted exclusive ownership of all such supplier’s, manufacturer’s, consultant’s, employee’s or independent contractor’s Intellectual Property rights, including the waiver of any moral rights in such contribution that Seller does not already own by operation of law in the Transferred IP, and such supplier, manufacturer, consultant, employee, or independent contractor, as applicable, has not retained any rights or licenses with respect thereto. Without limiting the foregoing, Seller has obtained written agreements from all current and former suppliers, manufacturers, consultants, employees and independent contractors of Seller that assign and require assignment to Seller of all right, title and interest, in and to any Transferred IP developed by such suppliers, manufacturers, consultants, employees and independent contractors in their capacity as supplier, manufacturer, consultant, employee or independent contractor to Seller. To Seller’s Knowledge, no supplier, manufacturer, consultant, employee or independent contractor of Seller has entered into any Contract with any Third Party (including any academic or medical institution) or has had any obligation under applicable terms and conditions of employment or retention with any such Third Party, during or prior to the term of consulting, employment or contracting with Seller, that conflicts in any way with the work for which the supplier, manufacturer, consultant, employee or independent contractor has been engaged by Seller or requires the supplier, manufacturer, consultant, employee or independent contractor to transfer or assign any rights in his work for Seller to anyone other than Seller.
(h)    No Royalties. There are no royalties, honoraria, fees or other payments payable by or to Seller to or from any Person (other than salaries and other amounts payable to employees, consultants and independent contractors not contingent on use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Transferred IP by Seller, including no outstanding Compensation required under the employee remuneration laws of any country.
(i)    Validity and Enforceability. No item of Transferred IP has been held to be invalid or unenforceable in a Court decision that is unappealed or unappealable by Seller. To Seller’s Knowledge, the Transferred IP is valid, subsisting (or in the case of applications, applied for) and enforceable.
(j)    No Infringement. To the Knowledge of Seller, none of the activities or business previously or currently conducted by Seller in practicing the Transferred IP on or before the Closing Date in any way constitutes infringement, misappropriation or violation of any Intellectual Property of any Third Party anywhere in the world. The foregoing sentence constitutes the sole and exclusive representation and warranty by Seller with respect to the infringement, misappropriation or violation of any Intellectual Property of any Third Party, and no other representation or warranty in this Agreement is intended to or does address such infringement, misappropriation or violation.

(k)    No Threatened or Asserted Claims or Suits. There is not now and has not been at any time in the past a written Claim, suit or proceeding, or to Seller’s Knowledge an oral Claim, by a Third Party alleging that any activity of Seller as such relates to any of the Purchased Assets, or any product resulting therefrom, infringes or otherwise violates the Intellectual Property owned or licensed by any Third Party or will infringe a Patent issuing from a pending Patent application if and when such Patent application issues as a Patent and to Seller’s Knowledge there is no basis for any such Claim, suit or proceeding. There is not now and has not been at any time in the past a pending written Claim, suit or proceeding, or to Seller’s Knowledge an oral Claim, by a Third Party contesting the validity, ownership, enforceability or right of Seller in any Transferred IP, including in the nature of being offered a license or covenant not to sue, and to Seller’s Knowledge there is no basis for any such Claim, suit or proceeding.
(l)    No Infringement by Third Parties. To Seller’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation, or violation of any Transferred IP by any Third Party. Seller has not asserted rights in any Transferred IP against any Person in a formal legal proceeding, in any cease and desist letter or other written notice, including in the nature of offering a license or covenant not to sue.
(m)    No Grants. Seller has not (i) entered into any agreement granting any Person the right to bring infringement Actions or otherwise enforce rights with respect to any Transferred IP, or (ii) granted a covenant not to sue under Transferred IP.
(n)    Confidentiality. Seller has taken reasonable and customary measures to protect and safeguard the proprietary nature of Transferred IP and to maintain in confidence all Confidential Information owned or used by Seller included in the Transferred IP including putting in place policies and procedures intended to protect and maintain the confidentiality of Confidential Information and other proprietary, non-public information included in Transferred IP. All current and former officers, employees, independent contractors and consultants of Seller have entered into written agreements with Seller under which such Persons are obligated to protect and maintain the confidentiality of Confidential Information included in the Transferred IP. To Seller’s Knowledge, no party to any such agreement is in breach thereof. To Seller’s Knowledge, there has been no unauthorized access, disclosure or use of any Confidential Information owned or licensed by Seller and included in the Transferred IP. To Seller’s Knowledge, (i) no Confidential Information included in the Transferred IP has been disclosed or authorized to be disclosed to any Third Party not subject to confidentiality obligations to Seller and (ii) no party to a nondisclosure agreement with Seller with respect to any of the Transferred IP is in breach or default thereof.
(o)    No Security Breaches. During the [**] prior to the date hereof there have been no material security breaches in Seller’s information technology systems related to the Purchased Assets that adversely affected Seller’s or any of its Affiliates’ business or operations to the extent related to the Purchased Assets, and to Seller’s Knowledge there are no material data security or other technological vulnerabilities with respect to Seller’s information technology systems, products, or networks to the extent related to the Purchased

Assets. Seller maintains a written information privacy and security program that maintains reasonable and appropriate measures with respect to the Purchased Assets, including reasonable steps when using vendors, to protect the privacy, operation, confidentiality, integrity, and security of all Confidential Information against a security breach, consistent with industry practice and applicable Legal Requirements. Seller has evaluated its disaster recovery and backup needs and has implemented plans and systems that are reasonably designed to address its assessment risk.
(p)    No Government Funding. No (i) government funding or (ii) funding from a university, college or other educational institution was specifically used by Seller in the development of Transferred IP. To Seller’s Knowledge, no employee, consultant, or independent contractor who was involved in, or contributed to, the creation or development of any Transferred IP has performed any services for any government, university, college, or other educational, academic or medical institution or research center during a period of time during which such Person was also performing services for Seller with respect to the subject matter of Purchased Assets.
(q)    No Impairments/No Consents. The execution of this Agreement by Seller and the Closing will not result in the loss or impairment of any of the Transferred IP (provided that the transactions contemplated herein shall not constitute an impairment). No consent of any third Person is required to be obtained by Seller in order to transfer any of the Transferred IP.
(r)    No Standards Body Intellectual Property Requirements. Seller is not now and has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate Seller to grant or offer to any other Person any license or right to any Software within the Transferred IP or any other Transferred IP.
(s)    The Software Code and Manufacturing Documents. The Software Code constitutes all of the Software used directly by Seller for the purpose of generating STL files for total knee arthroplasty Patient-Specific Instrumentation for use by Seller’s selective laser sintering manufacturing equipment, with the exception of the Excluded Code, as defined in Schedule 1.1. The Software Code, together with the Excluded Code, is sufficient to operate for its intended purpose of generating STL files for total knee arthroplasty Patient-Specific Instrumentation for use by Seller’s selective laser sintering manufacturing equipment. The Software Code can be understood by a programmer of ordinary skill for purposes of maintenance and development. The Manufacturing Documents constitute all of the material written materials (for the avoidance of doubt, not including the Software Code or any Third-Party documentation (e.g., relating to licensed Software or machinery)) used by Seller to manufacture Patient-Specific Instrumentation. Schedule 2.12(s) of the Disclosure Schedule sets forth a listing of all material Software and equipment owned or controlled by a Third Party that is currently used by Seller in its manufacture of Patient-Specific Instrumentation for its own patient-specific knee implant product.

(t)    Open Source Materials. Schedule 2.12(t) (i) lists all Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms, including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LPGL), Mozilla Public License (MPL.), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license meeting the Open Source Definition (as promulgated by the Open Source Initiative ()) or the Free Software Definition (as promulgated by the Free Software Foundation ()) (“Open Source Materials”) that is incorporated into, or used, combined or distributed with the Software Code (or any portion thereof) by Seller and (ii) describes the manner in which such Open Source Materials were so incorporated into, combined or distributed with, or used by Seller, and identifies for each such item of Open Source Materials (A) the applicable open source license, (B) whether the item is incorporated into, or combined or distributed with, or used by Seller in connection with the Software Code (or any portion thereof) and (C) whether or not the item was modified by or on behalf of Seller.
(u)    Licenses to Open Source Materials. With respect to Open Source Materials that are or have been incorporated into, or used, combined or distributed with the Software Code (or any portion thereof), Seller has been and is in compliance with the terms and conditions of all applicable licenses for the Open Source Materials, including attribution and copyright notice requirements. There are no Open Source Materials incorporated into, or used, combined or distributed with the Software Code (or any portion thereof) or any Transferred IP (or any portion thereof) contrary to the terms of the license agreement to which such Open Source Materials are subject, including in such a way that creates, or purports to create obligations for Seller with respect thereto or grants, or purports to grant, to any Third Party any rights or immunities thereunder (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other Software incorporated into, derived from of distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).
(v)    No Impairment of Software Code.
(i)    No Software Code contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such Software Code is stored or installed, or to damage or destroy data or files without the user’s consent. Seller has (a) used commercially available antivirus software products designed to ensure that the Software Code is protected from becoming infected by viruses and other harmful code; and (b) taken all reasonable steps to ensure that the Software Code used by Seller in the carrying on of its business is free of any virus or other harmful code.
(ii)    Seller has not assigned, delivered, licensed or made available, or has any obligation to assign, deliver, license or make available, any Software Code

(including but not limited to, the source code therefor) to any Third Party, including any escrow agent or similar Third Party. This sale and purchase, or any other transactions contemplated by this Agreement, will not entitle any customer or other Third Party to obtain from Seller a copy of the source code for the Software Code.
(iii)    Seller has not experienced any material defects or disruptions in the Software Code, including any material error or omission that has not been corrected. There are no defects in the Software Code that prevent such Software Code from operating as intended and as it did in connection with the Excluded Code. The Software Code does not include any back door, trap door, Trojan horse, time bomb, software lock, worm, virus or malicious code or any other code, program, or sub program designed to erase, halt, disable, damage or otherwise interfere with the operation of such Software Code or any other computer system, code, program or sub program or any device, method, or token that permits any person to circumvent the normal security associated with such Software Code and that either has been intentionally introduced by Seller or that Seller knows is present in such Software Code. The Software Code does not contain any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent.
(iv)    Except for the Open Source Materials listed in Schedule 2.12(t), the Software Code neither contains nor embodies any third-party software, including development tools and utilities. Current copies of the source code for the Software Code are recorded on machine readable media, clearly identified and securely stored (together with the applicable documentation) by Seller.
2.13.    Contracts. Seller has not entered into any Contract with any Third Party providing for the transfer or licenses of any interest in the Purchased Assets.
2.14.    Taxes.
(a)    Seller has timely filed, or has caused to be timely filed on its behalf, all Tax Returns in respect of or relation to the Purchased Assets required to be filed by it (taking into account any extensions of time in which to file). All such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable (whether or not shown on any such Tax Return) with respect to or in relation to the Purchased Assets have been paid in full.
(b)    No claim has ever been made in writing by a Governmental Body in a jurisdiction where Seller does not file Tax Returns that Seller is, or may be, subject to taxation by, or required to file any Tax Return in, that jurisdiction with respect to or in relation to any Purchased Asset.

(c)    Seller has deducted, withheld and paid to the appropriate Governmental Body all Taxes required to be deducted, withheld or paid with respect to or in relation to any Purchased Asset.
(d)    There is no Action concerning any Tax liability of Seller with respect to or in relation to any Purchased Asset either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge.
(e)    No waivers of statutes of limitations (other than waivers no longer in force) have been granted in respect of or in relation to any Purchased Asset. Seller has not entered into a closing agreement pursuant to Section 7121 of the Code that will affect the Taxes of Seller with respect to or in relation to any Purchased Asset after the Closing Date.
(f)    There are no Liens for Taxes on the Purchased Assets other than Liens (i) for Taxes not yet past due or (ii) for Taxes the validity of which is being contested in good faith by appropriate proceedings, for which adequate reserves have been established in accordance with GAAP, and which are set forth on Schedule 2.14.
2.15.    No Broker’s Fees. Other than with respect to fees or commissions that will be borne solely by Seller, Seller has not retained any broker, finder, consultant or other intermediary or incurred any Liability or obligation for any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement.
2.16.    Certain Relationships. Neither Seller nor any officer or director of Seller nor, to the Knowledge of Seller, any Related Person is an owner, equity holder, creditor, director, manager, agent, consultant, or employee of, or lender to, any Person (other than Seller) who is engaged in a business that acts as a supplier of any goods or services in connection with Patient-Specific Instrumentation, who otherwise has business or contractual relations with Seller in connection with Patient-Specific Instrumentation, or any part of whom is in actual or potential competition with Seller in connection with Patient-Specific Instrumentation. Seller has not, in connection with Patient-Specific Instrumentation, purchased, licensed or leased or otherwise acquired any property or assets or obtained any services from, or sold, licensed, leased or otherwise disposed of any property or assets or provided any services to, any officer or director of Seller or, to the Knowledge of Seller, any Related Person.
2.17.    EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 2, SELLER MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER WRITTEN, ORAL, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE IN RESPECT OF THE PURCHASED ASSETS; AND NOTHING HEREIN SHALL BE CONSTRUED TO BE A REPRESENTATION OR WARRANTY THAT USE OF THE PURCHASED ASSETS WILL NOT BE COVERED BY ANY PATENT RIGHTS OF BUYER, SELLER OR ANY THIRD PARTY.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
3.1.    Organization and Good Standing. Buyer is a corporation, duly formed, validly existing and in good standing under the laws of Michigan. Buyer is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
3.2.    Authorization and Enforceability; No Conflict. Buyer has full power and authority to enter into and perform, and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Buyer and enforceable against Buyer in accordance with its terms. The execution, performance, and delivery of this Agreement has been duly authorized, approved and adopted by Buyer. The execution, delivery and performance of this Agreement by Buyer will not directly or indirectly (with or without notice or lapse of time): (a) contravene the Articles of Incorporation or Bylaws of Buyer or result in a breach of any provision of, or constitute a default under, any Contract, or (b) violate any Legal Requirement or Order.
3.3.    Authorization of Governmental Bodies. No action by Buyer (including any authorization, consent or approval), or by Buyer in respect of, or filing by Buyer with, any Governmental Body is required by Buyer for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Buyer of this Agreement or (b) the consummation of this Agreement by Buyer.
3.4.    No Broker’s Fees. Buyer has not retained or employed any broker, finder, investment banker, or other Person, or taken any action, or entered into any agreement or understanding that would give any broker, finder, investment banker, or other Person any valid claim against Buyer or Seller for a commission, brokerage fee, or other compensation arising out of the transactions contemplated by this Agreement.
ARTICLE 4
COVENANTS AND AGREEMENTS
4.1.    Further Assurances; Subsequent Delivery by Parties. After the Closing, upon the reasonable request of Buyer and for no consideration, Seller will execute and deliver such further instruments of conveyance as may be reasonably requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Buyer’s right, title and interests in and to the Purchased Assets in accordance with the terms of this Agreement and carry out the purposes and intents of this Agreement and the transactions contemplated hereby.
4.2.    Public Announcements. The Parties recognize that each Party may from time to time desire to issue press releases and make other public statements or public disclosures regarding the terms of this Agreement. In such event, the Party desiring to issue a press release or make a public statement or public disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval as soon as practicable prior to publication, which advance approval shall not be unreasonably withheld, conditioned or delayed. Except as provided in this Section 4.2, no public statement or public disclosure of, or concerning, the terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed). Once any public statement or public disclosure has been approved in accordance with this Section 4.2, then either Party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding the foregoing, Seller and Buyer shall mutually agree on a press release to be issued by Seller upon the execution of this Agreement (such agreement not be unreasonably withheld, conditioned or delayed by Buyer).
4.3.    Confidentiality.
(a)    Legal Proceedings. Notwithstanding any provision herein to the contrary, in the event that any Receiving Party hereafter or any of its Representatives becomes obligated (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall immediately notify the Disclosing Party of each such requirement and identify the Confidential Information so required thereby so that the Disclosing Party may seek an appropriate protective order or other remedy with respect to resisting disclosure, narrowing the scope of the requirement, protect as confidential that which is disclosed, and/or waive the Receiving Party's compliance with the terms hereof. If, failing the entry of an appropriate remedy or receipt of a waiver, the Receiving Party or any of its Representatives, may disclose that portion of the Confidential Information that its counsel advises that the Receiving Party or such Representative is compelled to disclose. In any event, the Receiving Party and its Representatives shall reasonably cooperate in any action by the Disclosing Party [**] to obtain an appropriate protective order or other reliable assurance that such Confidential Information shall be treated as confidential.
(b)    Specificity. For the avoidance of doubt, the Receiving Party shall not be relieved of its obligations as to any Confidential Information which is specific, merely because such specific information is embraced by general information falling within any of the exceptions set forth in the definition of Confidential Information and Section 4.3(a) above.
(c)    Jointly Owned Confidential Information. The Purchased Assets and Joint IP constitute the Confidential Information of both Parties (the “Joint CI”). Subject to the foregoing, each Party shall be deemed to be the Receiving Party of the Joint CI. The second and third sentences of Section 4.3(d) below shall not be construed to limit either Party’s ability to use or disclose Joint CI. Any disclosure to a Third Party of Joint CI by either Party shall include confidentiality provisions designed to maintain the validity and enforceability of any Intellectual Property therein, such provisions being no less strict than those imposed herein. Notwithstanding the above, to the extent there is any Confidential Information owned by Buyer under an Ancillary Agreement that was initially disclosed by Seller to Buyer, or as between Affiliates of them, such that Seller is the Disclosing Party and Buyer is the Receiving Party, Buyer shall have no obligation to Seller under Section 4.3(a).
(d)    Standard of Protection and Use of Confidential Information. Each Receiving Party shall, and shall direct its Representatives to, use at least the same level of care to prevent any unauthorized use or disclosure of the Confidential Information of the Disclosing Party as it exercises in protecting its own information of a similar nature, but in no event less than a reasonable standard of care. A Party shall not, without the prior written consent of the Disclosing Party, make use of the Disclosing Party's Confidential Information except pursuant to this Agreement or the Ancillary Agreements. The Receiving Party will not disclose the Disclosing Party's Confidential Information to anyone except to its Representatives to whom disclosure is reasonably required under this Agreement or the Ancillary Agreements and who have been made aware that the Confidential Information is confidential and are bound to treat it as such. The Receiving Party shall be responsible for any unauthorized disclosure or use of the Disclosing Party's Confidential Information by any of its Representatives or any breach of this Agreement caused by any of its Representatives as finally determined by a court of competent jurisdiction.
(e)    Ownership of Confidential Information. Except as set forth herein and in any Ancillary Agreement respecting co-ownership and ownership, and in concert with Section 4.3(c) above, all Confidential Information is and shall remain the property of the Disclosing Party, and except to the extent as may be set forth herein and in any Ancillary Agreement, no disclosure hereunder shall be deemed, by implication, estoppel or otherwise, to vest in the Receiving Party or any of its Representatives any license or other ownership rights to the Confidential Information of the Disclosing Party or under any Patents, Trademarks or Copyrights owned or controlled by the Disclosing Party.
(f)    Certain Disclosures.
(i)    Notwithstanding anything to the contrary in this Agreement, a Party may disclose the terms of this Agreement where required by applicable stock exchange or NASDAQ rule (with prompt notice of any such legally required disclosure to the other Party and to the extent practicable an opportunity to comment on such disclosure). Buyer acknowledges that Seller is required to file a Form 8-K with the United States Securities and Exchange Commission upon execution of this Agreement and/or the Ancillary Agreements and a copy of this Agreement and/or the Ancillary Agreements with such Form 8-K or Seller’s next filed Form 10-Q, and Seller shall use commercially reasonable efforts to seek confidential treatment of such copies (with prompt notice to Buyer of any such proposed redactions and a reasonable opportunity to comment on such redactions prior to filing of copies of this Agreement and the Ancillary Agreements).
(ii)    A Party may disclose the other Party’s Confidential Information (i) in connection with seeking FDA clearance and other approvals, clearances, certifications, registrations and authorizations worldwide, solely to the extent necessary for such regulatory approvals, clearances, certifications, registrations and authorizations, so long as such Party employs reasonable and customary procedures to protect confidentiality, including, as applicable, agency procedures and/or non-disclosure agreements, and (ii) in connection with investor disclosures solely to the extent required under applicable securities laws or in the normal course of business, and so long as such Party employs procedures to protect confidentiality, including agency procedures and/or non-disclosure agreements.
(g)    Survival. Notwithstanding anything to the contrary, the confidentiality and non-use obligations under this Section 4.3, and under applicable provisions of the Ancillary Agreements, with respect to information or material constituting Confidential Information shall remain in effect thereafter and expire only upon such information or material no longer constituting Confidential Information.
(h)    Remedies. Buyer and Seller shall notify the other Party immediately if it knows or reasonably suspects that the terms of this Section 4.3 have been breached. Each Party agrees that any unauthorized use and/or disclosure of the other Party’s Confidential Information may cause irreparable harm to the Disclosing Party for which monetary damages would be inadequate and that the provisions of this Agreement may be enforced by way of a restraining order or injunction and/or specific performance in addition to any other available legal remedies.
(i)    A Disclosing Party shall not include in any disclosure to the Receiving Party any information or material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal or regulatory proceedings or governmental investigations. To the extent that any such information or material be provided inadvertently provided to a Party, promptly upon discovery by either Party of such disclosure, the Parties shall cooperate in limiting dissemination within their organizations and in returning or destroying the information or materials to the Disclosing Party, including exploration of a commonality of interest with respect to the subject matter of the inadvertently disclosed information or material, and the desire, intention and mutual understanding that the disclosure of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.
4.4.    Transfer of Purchased Assets. If either Party becomes aware that any Purchased Assets have not been transferred to Buyer, it shall promptly notify the other Party, and thereafter Seller and its Affiliates shall, as soon as reasonably practicable, ensure that the Purchased Assets are transferred to Buyer or its Affiliates [**].
ARTICLE 5
SURVIVAL; INDEMNIFICATION
5.1.    Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement made by any Party will survive the Closing; provided, however, the representations and warranties in this Agreement made by any Party will survive for a period of [**]; provided, further, (a) the Intermediate Representations will survive for a period of the shorter of: (a) [**] following First Commercial Sale of the Product; or (b) [**] from the Closing; and (b) the Fundamental Representations will survive for a period of [**] following the expiration of the applicable statute of limitations period (taking into account tolling periods and extensions under applicable Legal Requirements). If written notice of a Claim has been given prior to the end of such applicable period, the termination date shall be extended until such Claim is fully resolved, but solely purposes of resolving such Claim.
5.2.    Seller Indemnification. Subject to the provisions of this 0, Seller will indemnify and hold harmless Buyer and its Affiliates and their respective shareholders, directors, officers, employees, agents and representatives (“Buyer Indemnified Persons”) from and against, and will reimburse Buyer for, any and all Damages arising from or related to: (a) any breach by Seller of any representation or warranty of Seller in this Agreement (for the purposes of this ARTICLE 5, all materiality exceptions and qualifiers arising from the use of the words “material” or “materially” or the phrase “Material Adverse Change” or similar words or phrases set forth in the representations and warranties of Seller contained in this Agreement (other than with respect to Section 2.9) shall be disregarded for purposes of determining whether any such representation and warranty has been breached and the amount of Damages resulting therefrom); (b) any breach by Seller of any covenant of Seller in this Agreement; (c) any Seller Obligations; (d) any claims against Buyer by creditors of Seller or any of its Affiliates except to the extent arising from or relating to Buyer’s breach of this Agreement or any Ancillary Agreement; and (e) any Tax arising from, or that is attributable to, Seller’s ownership of the Purchased Assets on or before the Closing Date or any Taxes of Seller or any of its Affiliates.
5.3.    Buyer Indemnification. Subject to the provisions of this ARTICLE 5, Buyer will indemnify and hold harmless Seller and its Affiliates and their respective shareholders, directors, officers, employees, agents and representatives (“Seller Indemnified Persons”) from and against, and will reimburse Seller for, any and all Damages arising from or related to: (a) any breach by Buyer of any representation or warranty in this Agreement or any other certificate or instrument delivered pursuant to this Agreement (for the purposes of this ARTICLE 5, all materiality exceptions and qualifiers arising from the use of the words “material” or “materially” or the phrase “Material Adverse Change” or similar words or phrases set forth in the representations and warranties of Seller contained in this Agreement (other than with respect to Section 2.9) shall be disregarded for purposes of determining whether any such representation and warranty has been breached and the amount of Damages resulting therefrom); (b) any breach by Buyer of any covenant in this Agreement; and (c) any Buyer Obligations.
5.4.    Limitations on Amount. With respect to the matters described in Section 5.2(a) and Section 5.3(a), the Parties will not be liable unless the aggregate amount of Damages under Section 5.2(a) or Section 5.3(a), as applicable, exceeds $[**] (the “Basket”), in which event, subject to the other limitations set forth in this ARTICLE 5, the Indemnifying Person shall be responsible for the full amount of all applicable Damages and not only those in excess of the Basket, but only up to a maximum amount equal to the $[**] in the aggregate across all Claims (the “Cap”); provided, that, the Basket and Cap shall not apply to Damages resulting from breaches of [**] with respect to Seller, and breach of [**], with respect to Buyer. Without derogation to the Cap, the liability of the Indemnifying Person under Section 5.2 or Section 5.3, as applicable, for any and all Claims shall not exceed the Purchase Price (the “Purchase Price Cap”), and Seller’s liability as the Indemnifying Person with respect to Damages resulting from breaches of the Intermediate Representations shall not exceed [**]-percent ([**]%) of the Purchase Price Cap. Notwithstanding the foregoing, the limitations set forth in this Section 5.4 shall not apply to any Damages resulting from [**].
5.5.    Indemnification Process.
(a)    Notice. Promptly after a Buyer Indemnified Person or Seller Indemnified Person (such Person, an “Indemnified Person”) having knowledge of any written threat of the commencement of any Claim against it, or receiving notice of the commencement of any Claim against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Person under this Agreement (such Person, an “Indemnifying Person”), give prompt notice to the Indemnifying Person of the commencement of such claim, but the failure to provide prompt notice to the Indemnifying Person will not relieve the Indemnifying Person of any indemnification obligation that it may have to any Indemnified Person, except to the extent that the Indemnifying Person is actually prejudiced by the Indemnified Person’s failure to give such notice.
(b)    Participation. If any Claim by a Third Party is brought against an Indemnified Person and it gives notice to the Indemnifying Person of the commencement of such Claim, the Indemnifying Person will be entitled to participate in such Action and, to the extent that it wishes to, assume control over the defense and settlement of such Claim, with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume such control, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this ARTICLE 5 for any fees of other counsel or any other expenses with respect to the defense of such Claim subsequently incurred by the Indemnified Person in connection with the defense of such Claim. If the Indemnifying Person assumes the defense of a Claim:
(i)    It will be conclusively established for purposes of this Agreement that the claims made in that Claim are within the scope of and subject to indemnification;
(ii)    No compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless: (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person by the Indemnified Person and no effect on any other claims that may be made against the Indemnified Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (C) such settlement includes as an unconditional release of liability by such Third Party claimant in respect of all Indemnified Persons; and
(iii)    The Indemnified Person will have no Liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Person of the commencement of any Action and the Indemnifying Person does not, within thirty days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Action, the Indemnifying Person will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Person.
(c)    Special Claims. Notwithstanding any provision to the contrary in this Agreement, an Indemnifying Person will not be entitled to assume or continue the defense of a Claim without the prior written consent of the Indemnified Person if: (i) the Claim involves criminal liability or Taxes; (ii) the Indemnifying Person is also a party to such Claim and the Indemnified Person determines in good faith that joint representation not be permitted due to an actual conflict of interest; (iii) if requested by the Indemnified Person, the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Claim and provide indemnification with respect to such Claim; or (iv) an Indemnified Person determines in good faith that there is a reasonable probability that a Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, including in respect of Buyer’s or its Affiliates’ reputation or continuing business interests including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business. In any of the foregoing cases ((i)-(iv)), the Indemnified Person may, by providing written notice to the Indemnifying Person (which notice shall include reasonable details about the reason for election and specifically refer to the applicable subsections of this Section 5.5(c)), assume the exclusive right to defend, compromise, or settle such Claim, but the Indemnifying Person will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent, which consent may not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required to provide, to permit any inspection of, to disclose any information with respect to, or to allow participation or control in respect of, any Tax Return of the Affiliated Group of such Party or its Affiliates.
5.6.    Other Claims. If any Indemnified Person should have a claim against any Indemnifying Person hereunder that does not involve a Third Party claim, the Indemnified Person will transmit to the Indemnifying Person a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, and the basis of the Indemnified Person’s request for indemnification under this Agreement. If the Indemnified Person does not receive notice from the Indemnifying Person acknowledging or disputing such claim within [**] of delivery of the Indemnity Notice, then the Indemnified Person shall transmit to the Chief Executive Officer and Chief Legal Officer of the Indemnifying Person a copy of the Indemnity Notice previously transmitted. If the Indemnifying Person does not notify the Indemnified Person within [**] from its receipt of such second transmittal of the Indemnity Notice that the Indemnifying Person disputes such claim, the claim specified by the Indemnified Person in the Indemnity Notice will be deemed a Liability of the Indemnifying Person hereunder, with respect to which the Indemnified Person is entitled to prompt indemnification hereunder.

5.7.    Remedies Exclusive. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Agreement. Notwithstanding the foregoing, (i) neither Party shall be limited in its rights to (a) seek and obtain any equitable relief or to seek any remedy on account of any fraud or intentional misrepresentation by any Party hereto and (b) with respect to a breach of any covenants in this Agreement, seek specific performance and (ii) a remedy for breach of Section 2.12(s) shall be (a) the addition of the specific omitted assets to the Purchased Assets if such omitted assets were owned by Seller or its Affiliates or (b) with respect to breaches of the last sentence of Section 2.12(s), the purchase by Seller of such omitted asset for Buyer or reimbursement of Buyer’s reasonable purchase cost therefor.
5.8.    Limitation of Liability. EXCEPT FOR [**], NO PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR [**] DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
5.9.    No Reliance. Each Party acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by the other Party or any Person acting on its behalf) other than those expressly set out in this Agreement, and that it will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Agreement.
ARTICLE 6
DEFINITIONS
As used in this Agreement the listed terms will have the following respective meanings and to the extent not defined in this section or otherwise in this Agreement, a term shall have the meaning ascribed to it in any of the Ancillary Agreements:
“Action” means any Claim, arbitration, charge, complaint, audit, proceeding, examination, assessment, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control, currently or in the future, with, such specified Person, but only for so long as such control persists. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means (a) the possession of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power or (b) the possession of the power to direct or cause the direction of the management policies of a Person, by Contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group defined under state, local or foreign Legal Requirement).
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means the Distribution Agreement, the Quality Agreement, the Development Agreement, the License Agreement, and the Know-How and Copyright Assignment.
“Asset Purchase” has the meaning set forth in the Recitals.
“Basket” has the meaning set forth in Section 5.4.
“Bill of Sale” means the bill of sale substantially in the form of Exhibit F.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Field” means any Permitted Use.
“Buyer Indemnified Person” has the meaning set forth in Section 5.2.
“Buyer Obligations” has the meaning set forth in Section 1.4.
“Cap” has the meaning set forth in Section 5.4.
“Change of Control” means, with respect to a Party, (i) the sale of all or substantially all the assets of such Party to a Third Party; (ii) any merger, consolidation or acquisition of such Party with, by or into a Third Party; or (iii) any change in the ownership of more than fifty percent (50%) of the voting capital stock of such Party in one or more related transactions.
“Claims” means any assertion of right whatsoever (including all debts, bonds, promises, Damages, equitable claims and judgments), whether liquidated, fixed or contingent, direct or indirect or imputed.
“Closing” has the meaning set forth in Section 1.6.
“Closing Date” has the meaning set forth in Section 1.6.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means the existence and terms of this Agreement and the Ancillary Agreements; “Confidential Information” (as such term is defined in the Prior CDA) disclosed under the Prior CDA and prior to the Closing Date; the fact that information is being shared for the performance of the Parties’ respective rights and obligations under this Agreement and the Ancillary Agreements; materials and information (whether oral or fixed in any medium) in reference to the following subject matter to the broadest extent possible; technical (without limitation, design, manufacture, testing, sourcing, vendors), clinical (without limitation, methods, testing data), financial, business, marketing, sales or other materials and information, and with regard to the Purchased Assets, that which can be gleaned from the Software Code and Manufacturing Documents. For the avoidance of doubt, Confidential Information shall include Trade Secrets and Know-How. Confidential Information shall exclude the following:

i.
Information that at the time of disclosure by the Disclosing Party to the Receiving Party is publicly known or, after disclosure, becomes publicly known, in each case other than as a result of disclosure by the Receiving Party or its Representatives in violation of the terms of this Agreement;

ii.
Information that the Receiving Party was or becomes lawfully in possession of prior to the first disclosure of such information by the Disclosing Party hereunder or under the Prior CDA, and as to which the Receiving Party is not under an obligation of confidentiality to the Disclosing Party;

iii.	Information that was or is independently developed by persons working for or on behalf of the Receiving Party who had no knowledge of or access to the Disclosing Party's Confidential Information; or

iv.
Information that is or was received by the Receiving Party from a Third Party (other than a Representative of either party) having a legal right to transmit the same and free of any confidentiality obligations to the Disclosing Party.

“Consent and Non-Disturbance Agreement” means the consent and non-disturbance agreement substantially in the form of Exhibit E.
“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral.
“Copyrights” means, to the fullest extent permitted by any applicable law, all rights in works of authorship, published or unpublished, in any medium whatsoever, whether now known or hereafter known or devised, including copyrights in computer programs, Software (whether in object or source code), databases, data collections, data compilations and related documents including for each copyright any right under such copyright to use, reproduce, display, perform, modify, enhance, translate, distribute and prepare derivative works thereof, and all moral rights, and all copyright registrations and applications for registration of any of the foregoing, including renewals and extensions.
“Court” means any federal or state court or similar tribunal of the United States, or court or similar tribunal of any foreign country or any political subdivision thereof or supra-national court, or any arbitration tribunal.
“Damages” means any loss (including license fees, royalty or damage payments, including a buy-out in the form of a one-time payment in lieu of periodic royalty payments, or amounts paid in settlement), cost, Liability, penalty, Tax, claim, damage, expense (including cost of investigation, defense, settlement and reasonable attorneys’, experts’ and other professional fees and expenses).
“Development Agreement” has the meaning set forth in the Recitals.
“Disclosing Party” means a Party disclosing Confidential Information pursuant to this Agreement or the Ancillary Agreements.
“Disclosure Schedule” has the meaning set forth in Section 2.1.
“Distribution Agreement” has the meaning set forth in the Recitals.
“Excluded Code” has the meaning set forth in Schedule 1.1.
“FDA” means the U.S. Food and Drug Administration, or any successor agency.
“First Commercial Sale” has the meaning set forth in the Distribution Agreement.
“Fundamental Representations” means representations and warranties contained in [**].
“Governmental Authorization” means any approval, clearance, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Indemnified Person” has the meaning set forth in Section 5.5.
“Indemnifying Person” has the meaning set forth in Section 5.5.
“Indemnity Notice” has the meaning set forth in Section 5.6.
“Intellectual Property” means all intellectual and industrial property rights recognized under applicable Legal Requirements, and all related priority rights protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, registered or unregistered, recognized by statute or under the common law, including (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice and all improvements thereto), (b) all Know-How, Copyrights, Software, Trademarks and Patents, (c) recordings, licenses, common-law rights and contractual rights for any of the foregoing, and (d) all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world.

“Intermediate Representations” means representations and warranties contained in [**].
“Joint CI” has the meaning set forth in Section 4.3(c).
“Joint IP” has the meaning set forth in the Development Agreement.
“Know-How” means all information constituting Confidential Information and relating to technical, scientific, marketing, commercial, and other information, concepts, ideas, knowledge, technology, specifications, inventions, Trade Secrets, methods, processes, controls, practices, formulas, instructions, skills, techniques, procedures, experiences, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, manufacturing procedures, and test procedures (whether or not patented or patentable) in written, electronic or any other fixed form, and all improvements, whether to the foregoing or otherwise, and other discoveries, and developments. Know-How does not include any Patents.
“Know-How and Copyright Assignment” means the know-how and copyright assignment substantially in the form of Exhibit G.
“Knowledge” and words of similar meaning means the actual knowledge of any individual employed or engaged by Seller or its Affiliates with the title of Chief Executive Officer, Chief Financial Officer, Chief Legal Officer or General Counsel, in each case, as such individual reasonably ought to have in the ordinary course of performing their duties and upon reasonable inquiry and investigation (including inquiry of any timekeeper of [**] which has billed time to the account of Seller or its Affiliates).
“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, standard, principle of common law, statute, code, regulation, rule or treaty.
“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under generally accepted accounting principles in the United States, as in effect from time to time, to be accrued on the financial statements of such Person.
“License Agreement” has the meaning set forth in the Recitals.
“Licensed IP” has the meaning set forth in the License Agreement.
“Lien” means any security interest, pledge, mortgage, lien, right of first refusal or similar right, charge, encumbrance, or any similar interest.
“Manufacturing Documents” has the meaning set forth in Schedule 1.1.
“Material Adverse Change” means an adverse change, effect, occurrence, state of facts, event or condition, individually or in the aggregate, in the business, operations, properties, prospects,

assets or condition of the Purchased Assets that has had, or could reasonably be anticipated to (i) have an adverse effect on the value of the Purchased Assets, financial or otherwise or (ii) or could reasonably be expected to prevent or materially impede, hinder or delay the transactions contemplated hereby.
“Off-The-Shelf Implant” means a joint replacement implant not designed or made to order for a particular patient.
“Off-The-Shelf Knee Implant” means a total, partial or revision knee replacement implant not designed or made to order for a particular patient.
“Open Source Materials” has the meaning set forth in Section 2.12(t).
“Order” means any award, decision, injunction, judgment, order, decree, stipulation, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.
“Ordinary Course” means the ordinary course of Seller’s business consistent with past practice.
“Patents” means all issued letter and design patents, reissued or reexamined patents, patents amended during any post-grant proceeding, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, supplementary protection certificates regardless of country issued or formal name and substantial equivalents thereto (such as registered community designs, registered industrial designs, utility models and inventors’ certificates), including all published and unpublished non-provisional and provisional patent applications, reissue applications, reexamination proceedings, invention disclosures and records of invention, continuation applications, continuation-in-part applications, requests for continued examination, divisional applications, patent term extension applications, applications for supplemental protection certificates, all rights in respect of utility models and certificates of invention, and all rights and priorities and all extensions and renewals thereof, regardless of the country filed or formal name.
“Patient-Specific Implants” means any joint replacement implants that are not Off-The-Shelf Implants.
“Patient-Specific Instrumentation” means any instrumentation or instrument that is designed and manufactured for, or on behalf of, a particular patient.
“Permitted Use” means the use, copying, modification, or preparation of derivative works by Buyer, its Affiliates and any permitted assignees under Section 7.9 of the Purchased Assets solely to develop, manufacture and commercialize Patient-Specific Instrumentation for use with Triathlon. The Permitted Use shall not include the use of the Purchased [**].
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity, and will include any successor (by merger or otherwise) of such Person.

“Prior CDA” means the Confidentiality Agreement between the Parties dated [**] (with retroactive effect to [**]).
“Product” has the meaning set forth in the Distribution Agreement.
“Purchase Price” has the meaning set forth in Section 1.5.
“Purchase Price Cap” has the meaning set forth in Section 5.4.
“Purchased Assets” has the meaning set forth in Section 1.1.
“Receiving Party” means a Party receiving, or whose Affiliate receives or received, Confidential Information pursuant to this Agreement or the Ancillary Agreements.
“Related Person” with respect to a particular individual, means: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control of Seller; (b) any Person that holds a material interest in Seller; (c) any Person in which Seller holds a material interest; and (d) any Person related (within the second degree) to any individual described in foregoing clause (b).
“Representatives” means, with respect to a Person, the officers, directors, members, managers, employees and Affiliates of such Person. Solely with respect to confidentiality obligations, “Representatives” shall include (a) Third Parties to the extent disclosure is authorized under this Agreement or the applicable Ancillary Agreement; and (b) any actual or potential acquirer of or investor in the Receiving Party.
“Restricted Event” means: (a) the entry into, termination of, material amendment of, or receipt of notice of termination of any license or other Contract or transaction that relates to the Purchased Assets; (b) any sale, lease or other disposition of any property or asset or the imposition of any Lien on any property or asset included in the Purchased Assets or (c) any failure to cause any liability or obligation relating to Seller or a Purchased Asset to be paid or satisfied when the same becomes due.
“Seller” has the meaning set forth in the Preamble.
“Seller Indemnified Persons” has the meaning set forth in Section 5.3.
“Seller Obligations” has the meaning set forth in Section 1.4.
“Software” means all computer programs and computer applications, including all software implementations of algorithms, models and methodologies, whether in source code or object code.
“Software Code” has the meaning set forth in Schedule 1.1.
“Stryker Off-The-Shelf Knee Implant” means either: (i) an Off-The-Shelf Knee Implant that is developed, manufactured and sold by Buyer or its Affiliates after the Closing Date; or (ii) any units of an Off-The-Shelf Knee Implant that is developed and manufactured by a Third Party

(a “Third Party Knee”) and are first purchased and resold by Buyer or its Affiliates after the Closing Date, provided that, as of the date Buyer or its Affiliates first contract for purchase and resale, (1) neither Seller nor any of its Affiliates has made any assertion of infringement, misappropriation or violation of any Intellectual Property rights against such Third Party Knee (including without limitation any written communication to any manufacturer or seller of such Third Party Knee indicating that a license under any patent rights of Seller or its Affiliates may be necessary for the manufacture or sale of such Third Party Knee) and (2) neither Seller nor any of its Affiliates is engaged in discussions with any manufacturer or seller of such Third Party Knee regarding an agreement under which the manufacture or sale of such Third Party Knee would be licensed or otherwise immunized under any Intellectual Property rights of Seller or any of its Affiliates. For the avoidance of doubt, units of a Third Party Knee that are sold by any Person other than Buyer, its Affiliates or their respective distributors cannot constitute Stryker Off-The-Shelf Knee Implants.
“Tax” or “Taxes” means all United States federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, value added, withholding, payroll, employment, social security, excise (including medical device excise), severance, stamp, occupation, premium, property, production, windfall profits, unclaimed property, escheat, customs, duties, alternative or add-on minimum or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, in each case including any attachments thereto or amendments thereof.
“Third Party” means any Person other than Seller or Buyer or their Affiliates.
“Trademarks” means any and all registered or unregistered words, devices or symbols that serve as or are capable of serving as an indication of source when used in connection with goods, services or the business, including trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, assumed fictional business names, Internet domain names and registrations and applications for registration to any of the foregoing, including extensions and renewals, together with all translations, adaptations, derivations, and combinations thereof and the goodwill associated therewith.
“Trade Secrets” means information that is entitled to trade secret protection under the laws of any jurisdiction. Stryker acknowledges that Conformis asserts that Conformis’ Trade Secrets include the information set forth on Exhibit 1 and Exhibit 2 of the Prior CDA, the Software Code, Manufacturing Documents, Deliverables, and Transfer Materials.
“Transfer Taxes” has the meaning set forth in Section 7.11.

“Transferred IP” has the meaning set forth in Section 1.1.
“Triathlon” has the meaning set forth in the Recitals.
“Wire Instructions” means the Wire instructions set forth in Exhibit H.
ARTICLE 7
GENERAL
7.1.    Counterparts and Electronic Transmission. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed and delivered by facsimile or e-mail transmission with the same effect as if a manually signed original was personally delivered.
7.2.    Governing Law. This Agreement shall be governed and construed in accordance with the laws of New York State (without regard to the conflict of laws provisions thereof).
7.3.    Jurisdiction. Subject to Section 7.13, the federal and state Courts of New York State shall have exclusive jurisdiction to hear and decide any suit, Action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement; provided, however, that each Party shall have the right to institute judicial proceedings in any court of competent jurisdiction against the other Party or anyone acting by, through or under the other Party, in order to enforce an Order entered by federal or state courts of New York. Each Party shall cause its applicable permitted Third Party sublicensees and Affiliates receiving any rights or benefits (including the receipt of any Confidential Information) in connection with this Agreement to be bound by this Section 7.3 prior to their exercise of any such rights or receipt of any such benefits. If such Party fails to comply with the foregoing sentence with respect to any such Third Party or Affiliate, the other Party shall have the right to seek relief in any court of competent jurisdiction in connection with any dispute involving such Third Party or Affiliate.
7.4.    Entire Agreement and Third-Party Beneficiaries. This Agreement (including agreements incorporated herein including the Ancillary Agreements) and the Exhibits and Schedules hereto contain the entire agreement by and among the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any Person not a party (and their successors and assigns permitted by Section 7.9) any rights or remedies hereunder, except that Section 5.2 and Section 5.3 hereof are intended to benefit, and to be enforceable by, any of the Indemnified Persons.
7.5.    Expenses. Except as otherwise set forth in this Agreement and the other Ancillary Agreements, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.
7.6.    Rules of Construction. The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. Because all Parties participated in negotiating and drafting this Agreement, no rule of construction will apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.
7.7.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable by a Court of competent jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
7.8.    Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given if delivered by hand, sent by e-mail, sent by a nationally recognized overnight mail service, or mailed first class, postage prepaid:

If to Buyer: Howmedica Osteonics Corp. c/o Stryker Corporation 2825 Airview Boulevard Kalamazoo, Michigan 49002 Attn: General Counsel E-mail:
With a copy (which shall not constitute notice) to: Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: Michael D. Beauvais E-mail: Michael.Beauvais@ropesgray.com

If to Seller:

Conformis, Inc.
Attn: Chief Executive Officer and General Counsel
600 Technology Park Drive
Billerica, MA 01821

With a copy (which shall not constitute notice) to:
WilmerHale
Attn: Jason Kropp, Esq.
60 State Street
Boston, MA 02109

Any Party may change its address, telephone number, or facsimile number by prior written notice to the other Parties.
7.9.    Assignment and Change of Control. Except as otherwise provided herein, a Party shall not have the right to assign any of its rights or obligations under this Agreement (whether through a merger, sale of stock, or otherwise) without the prior written consent of the other Party; except that, either Party shall be permitted, without any need for the other Party’s consent, to assign this Agreement (a) in whole or in part to an Affiliate (provided, however, that once such Person is no longer an Affiliate of the assigning Party, such former Affiliate shall assign this Agreement back to the assigning Party), provided that the assigning Party provides the other Party notice of any such assignment; provided further that failure to provide such notice of such assignment shall not render such assignment void; or (b) to a Third Party in connection with sale or transfer of all or substantially all of the assigning Party’s business or assets relating to the subject matter of this Agreement, whether by Change of Control, merger, sale of assets or otherwise; provided, however, that, with respect to clause (b), (i) any assignment of this Agreement shall be void and have no effect unless and until the assignee assumes the obligations of the assigning Party in a written instrument, a copy of which is provided to the other Party; and (ii) any assignment of this Agreement must be accompanied by a simultaneous assignment of the Ancillary Agreements. Any assignment in whole or in part shall not relieve the assigning Party of its obligations hereunder. If and to the extent that a Party assigns any of its rights and/or obligations hereunder in accordance with this Section 7.9, then this Agreement shall be binding upon the assignee to the same extent as if it were a Party hereto. Any assignment not in accordance with this Section 7.9 shall be void.
7.10.    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Seller may waive compliance by Buyer or Buyer may waive compliance by Seller with any term or provision of this Agreement on the part of such Party to be performed or complied with, but only by an instrument in writing. The waiver by any Party of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

7.11.    Transfer Taxes; Tax Cooperation. All recordation, transfer, documentary, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement or the transactions contemplated by this Agreement, (collectively, “Transfer Taxes”), as well as any reasonable costs incurred in connection with the preparation and filing of related Tax Returns shall be borne by Seller. Each Tax Return relating to Transfer Taxes will be prepared by Seller to the extent Seller is allowed to do so under applicable Legal Requirements. After the Closing Date, Seller and Buyer shall: (i) assist the other party (including by providing copies of any books, records or other documents that are reasonably requested by such party) in preparing any Tax Returns; (ii) cooperate fully with the other party (including by providing copies of any books, records or other documents that are reasonably requested by such party) in preparing for any Action of, or any disputes with, Tax authorities regarding, any Tax Returns with respect to the Purchased Assets for a Tax period or portion thereof ending on or before the Closing Date; and (iii) furnish each other with copies of correspondence received from any Tax authority in connection with any Tax Action with respect to any such Tax Return for a Tax period or portion thereof ending on or before the Closing Date; provided that no party shall be required to provide, to permit any inspection of, or to disclose any information with respect to, any Tax Return of its Affiliated Group.
7.12.    Interpretation. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party will use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. As used in this Agreement, the word “including” means “including without limitation.” Unless otherwise specified, “party” or “parties” as used in this Agreement means the parties to this Agreement.
7.13.    Negotiation in Event of Dispute. In the event of any dispute or disagreement between any of the Parties as to the interpretation of any provision of this Agreement or any agreement incorporated herein, the performance of obligations hereunder or thereunder, or any other disputed matter relating hereto or thereto, such matter, upon the written request of any Party, will be referred to an executive of each Party. The executives will promptly meet in good faith to resolve the dispute. If the executives do not agree upon a decision within thirty calendar days after the reference of the matter to them, any Party will be free to exercise any remedies available to it.
7.14.    Relationship. Neither this Agreement nor any of the Ancillary Agreements creates any partnership, agency or other relationship among the Parties, including for all Tax purposes. No Party is granted any right or authority to assume or to create any obligation or responsibility on behalf or in the name of the other Parties to bind the other Parties in any manner whatsoever.
* * *

This Asset Purchase Agreement has been signed by or on behalf of the Parties as of the day first above written.

HOWMEDICA OSTEONICS CORP.

By:	/s/ Spencer Stiles
Name:	Spencer Stiles
Title:	President

[Signature Page to Asset Purchase Agreement]

This Asset Purchase Agreement has been signed by or on behalf of the Parties as of the day first above written.

CONFORMIS, INC.

By:	/s/ M. Augusti
Name:	M. Augusti
Title:	CEO